SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 5, 2013

HEALTHIENT, INC.
(exact name of registrant as specified in its charter)

Nevada
 (State or other jurisdiction of incorporation)

333-59114	33-0730042
Commission File Number	IRS Employer Identification Number

15132 Park of Commerce Blvd., 2nd Floor, FL	33478
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (888) 720 2112

TIME ASSOCIATES, INC.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

The majority shareholders of Healthient, Inc., a Nevada corporation (the "Registrant") constituting a total of 24,892,164 shares (60.04%) approved as of September 5, 2013, in a written consent of the majority of the shareholders of the Registrant the following corporate actions of the Registrant: a name change from its current name to "SnackHealthy, Inc." and a 1-for-100 reverse stock split of the Registrant's outstanding common stock.  The Registrant believes that its new name will better reflect the Registrant's focus on consumer business. The Registrant's new public company name will now align with the name of the Registrant's products. With this change, the Registrant believes that consumers, partners and shareholders will view the products as synonymous with the Company.  As of the record date determined by the Registrant's Board of Directors, the presently issued and outstanding shares of common stock of the Registrant will be converted and changed to shares of common stock of the Registrant at a ratio of one hundred (100) pre-split shares of common stock to be converted to one (1) post-split share of common stock of the Registrant.  Following the required regulatory approval and the filing of the amended articles of incorporation of the Registrant, the Registrant will announce the effective date of the name change and the reverse stock split.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act or 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTHIENT, INC.

Dated: September 5, 2013	By:	/s/ Katherine T. West
Katherine T. West
President